Exhibit 99.1

PRESS RELEASE

600 East Greenwich Ave.
West Warwick, Rhode Island 02893

For Immediate Release

Contact:  Albert W. Ondis, CEO                                   November 16, 2010
Joseph P. O�Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Continued Sales Growth in the Third Quarter;
Directors Declare Regular Cash Dividend

WEST WARWICK, RI, November 16, 2010 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Sales of $18,329,000 and Net Income of $792,000, equal to 11 cents per diluted share for the Third Quarter ended October 30, 2010. For the corresponding period of the prior year, Astro-Med, Inc. reported Net Sales of $16,658,000 and Net Income of $683,000, equal to 9 cents per diluted share. Net Income in the Third Quarter included a tax benefit of approximately $400,000, or 5 cents per diluted share, due to favorable resolution of a previously uncertain tax position, and a favorable adjustment in the filing of the prior year's tax returns.

For the nine months ended October 30, 2010, Astro-Med reported Net Sales of $53,159,000 and Net Income of $1,545,000, equal to 21 cents per diluted share, after giving effect to the favorable tax benefit recognized in the Third Quarter of approximately $400,000, or 5 cents per diluted share. For the corresponding nine month period last year, the Company reported Net Sales of $47,751,000 and Net Income of $1,037,000, equal to 14 cents per diluted share.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, said: �I am pleased to see Third Quarter results demonstrating clearly that all elements of our Strategic Plan are coming together. We experienced a 10% sales growth and a 22% EPS growth over the prior year, and had excellent growth across all our brands. As the Quarter ended, we were poised to introduce the Vivo! Touch intelligent color label printer at several important trade shows. Reaction to the Vivo! Touch and its ability to print color labels on-the-fly has been outstanding, and we will begin shipments in December. We also have several new products under development earmarked for our Astro-Med Test & Measurement and Grass Technologies brands. We foresee continued growth and profitability for the Quarter and the year ahead.

At the end of the Third Quarter, we are well positioned to support the Company�s continued growth. Our Balance Sheet remains solid with $21 million in cash and marketable securities and we are making efficient use of our working capital investments in accounts receivable and inventory. We are also enhancing Astro-Med, Inc.'s manufacturing capacity with strategic expenditures on plant and equipment.

We remain committed to growing Astro-Med, Inc. by funding R&D, Sales, and Marketing resources to ensure that we continue to achieve our goals of double digit sales growth and profitability notwithstanding today�s challenging economic environment.�

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On November 15, 2010, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on December 29, 2010 to shareholders of record as of December 10, 2010.

Third Quarter Conference Call to be held Wednesday, November 17, 2010

The Astro-Med, Inc. Third Quarter conference call will be held on Wednesday, November 17, 2010, at 11:00 AM EST. It will be broadcast in real time on the Internet and will be available through the Investing Section of our website. We invite you to log on and listen in or participate in real time by dialing 877-941-2332 and referencing ID number 4374732.

The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Following the live broadcast, a webcast of the recorded call will be available for seven days at www.Astro-MedInc.com. A telephone replay of the conference call will also be available for seven days by dialing 800-406-7325 with conference ID # 4374732.

Astro-Med, Inc.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net Sales	$18,329	$16,658	$53,159	$47,751
Gross Profit	7,401	7,059	21,290	19,822
	40.4%	42.4%	40.0%	41.5%
Operating Expenses:
Marketing & Selling Research & Development	4,232	3,840	12,349	11,447
General & Administrative	1,383	1,163	3,737	3,565
	1,079	1,095	3,327	3,423
	6,694	6,098	19,413	18,435

Operating Income	707	961	1,877	1,387
	3.9%	5.8%	3.5%	2.9%

Other Income Net	24	75	130	194

Income Before Taxes	731	1,036	2,007	1,581

Income Tax Provision (Benefit)	(61)	353	462	544

Net Income	$792	$683	$1,545	$1,037

Net Income Per Share - Basic	$0.11	$0.10	$0.21	$0.15
Net Income Per Share - Diluted	$0.11	$0.09	$0.21	$0.14

Weighted Average Number of Common Shares - Basic	7,335	7,151	7,277	7,129
Weighted Average Number of Common Shares - Diluted	7,492	7,396	7,488	7,349

Dividends Declared Per Common Share	$0.07	$0.06	$0.21	$0.18

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of October 30, 2010	As of January 31, 2010
Cash & Marketable Securities	$21,279	$23,760
Current Assets	$49,411	$49,868
Total Assets	$64,975	$64,676
Current Liabilities	$8,206	$8,158
Shareholders� Equity	$53,996	$53,819

About Astro-Med, Inc.
Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems. Astro-Med, Inc. products are sold under the brand names Astro-Med�, Grass� Technologies and QuickLabel� Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, labeling and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap� Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement
This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med�s FY2010 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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